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Execution

Exhibit 10.39

SECOND AMENDMENT TO LEASE

        THIS SECOND AMENDMENT TO LEASE (the "Second Amendment") is entered into this 17 day of December, 2002, between EXECUTIVE TERRACE INVESTORS, L.P. ("Landlord"), and VERSICOR INC., a Delaware corporation ("Tenant").

        THE PARTIES ENTER THIS AGREEMENT on the basis of the following, facts, understandings and intentions:

        Landlord, as successor to Teachers Insurance and Annuity Association and Tenant are parties to a certain Lease (the "Original Lease") dated May 2, 2001, as amended by the First Amendment to Lease dated October 7, 2002 (the "First Amendment" and together with the Original Lease, the "Lease"), covering premises (the "Existing Space") located on the third (3rd) floor and second (2nd) floor of the building located at 455 South Gulph Road, King of Prussia, Pennsylvania (the "Building"), as more particularly described in the Lease. Landlord and Tenant desire for Tenant to lease additional space located on the third (3rd) floor of the Building, subject to and in accordance with the terms and conditions of the Lease and this Second Amendment.

        NOW THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Second Amendment, and for other good and valuable consideration the receipt and sufficiency of which is acknowledged by Landlord and Tenant, and intending to be legally bound hereby, Landlord and Tenant agree as follows:

        1.    Landlord hereby leases to Tenant and Tenant hereby rents from Landlord, in addition to the Existing Space, the portion of the Building consisting of an area containing approximately ten thousand-eight hundred-eighty-six (10,886) square feet of rentable floor area, located on the third (3rd) floor of the Building and designated as "Third Floor Expansion Space" on Exhibit A attached hereto and made a part hereof (the "Third Floor Expansion Space"), subject to and in accordance with the terms and conditions of this Second Amendment. A certificate from Landlord's architect confirming the square feet of rentable floor area in the Third Floor Expansion Space is attached to this Second Amendment as Exhibit A-1. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Lease.

        2.    Landlord shall perform the tenant improvements (the "Third Floor Expansion Space Work") more particularly described in the work letter agreement (the "Third Floor Expansion Space Work Letter Agreement") attached hereto as Exhibit B. The Third Floor Expansion Space Work shall be ready for occupancy ("Ready for Occupancy") when (i) the Third Floor Expansion Space Work has been completed or substantially completed by Landlord and (ii) the Third Floor Expansion Space, with the Third Floor Expansion Space Work so completed or substantially completed, has been delivered, tendered or made available to Tenant pursuant to a written notice to Tenant that the Third Floor Expansion Space is Ready for Occupancy. The term "substantially completed" as used in this Second Amendment shall mean the date of issuance of a certificate of occupancy (temporary or permanent) for the Third Floor Expansion Space by the municipality in which the Building is located, or if no certificate of occupancy is required, the date of substantial completion of the Third Floor Expansion Space Work in accordance with the Third Floor Expansion Space Work Letter and as certified by each Landlord's and Tenant's respective architect, which certification shall be conclusive and binding upon Landlord and Tenant. The Third Floor Expansion Space Work shall be deemed substantially completed notwithstanding the fact that minor details of construction, mechanical adjustments or decorations which do not materially interfere with Tenant's use and enjoyment and lawful occupancy of the Third Floor Expansion Space (items normally referred to as "punch list" items) remain to be performed. By taking possession and occupancy of the Third Floor Expansion Space, Tenant accepts the Third Floor Expansion Space and the Third Floor Expansion Space Work as completed or substantially completed, subject to Landlord's obligations to complete the Third Floor Expansion Space Work in compliance with the Third Floor Expansion Space Work Letter and subject to any warranties from Landlord's vendors except that in the latter case, on or about the date of Tenant's taking possession of the Third Floor Expansion Space, Landlord and Tenant shall jointly prepare a list of incomplete and/or corrective items needed at the Third Floor Expansion Space (the "Corrective Work") (which shall not include any items requiring repair or correction due to damage caused in connection with Tenant's taking possession of the Third Floor Expansion Space or due to the negligence or willful misconduct of Tenant, its agents, employees or contractors. If properly includable as part of the Third Floor Expansion Space Work, Landlord shall diligently complete, as soon as reasonably possible (but in no event later than thirty (30) days after the list of Corrective Work is prepared), any items of work and adjustment on such list as are not completed when the Third Floor Expansion Space is Ready for Occupancy, Landlord will give Tenant reasonable advance written notice of the date on which Landlord expects the Third Floor Expansion Space to be Ready for Occupancy.

        Notwithstanding the foregoing, in the event the Third Floor Expansion Space Work is not Ready for Occupancy on or before January 15, 2003, then Landlord shall provide to Tenant temporary space consisting of not less than five (5) offices with working utilities and telephones within the currently available space within the Building as determined jointly and reasonably by Landlord and Tenant, at no cost to Tenant, until such time as the Third Floor Expansion Premises are Ready for Occupancy. Tenant's occupancy of such temporary space shall be subject to all the terms and conditions of the Lease and this Second Amendment except Tenant shall not be obligated to pay base rent or additional rent on the temporary space. Landlord agrees, at its sole cost and expense, to run cable necessary to connect the Tenant's computer system network and telephones in the temporary space with the computer system network and telephone system located in the Existing Space.

        3.    The "Third Floor Expansion Space Commencement Date" shall be the earliest of (a) the date on which the Third Floor Expansion Space is Ready for Occupancy (or, if the date on which the Third Floor Expansion Space is Ready for Occupancy is delayed and such, delay is caused solely by Tenant's delays (beyond five (5) business days, after Tenant's receipt thereof) in reviewing or approving plans and specifications, Tenant's requests for materials, finishes or installations other than as otherwise contemplated by the plans and specifications, Tenant's changes in plans and specifications, or other acts, omissions or delays of Tenant, the Third Floor Expansion Space Commencement Date shall be the date on which the Third Floor Expansion Space would have been Ready for Occupancy less the total number of days of delay attributable solely to such causes, as reasonably determined in good faith by Landlord and promptly set forth in writing to Tenant; or (b) the date upon which Tenant takes possession or beneficial occupancy of the Third Floor Expansion Space with Landlord's written consent.

        4.    On the Third Floor Expansion Space Commencement Date, the Third Floor Expansion Space shall be added to the Existing Space, and the Premises (as defined in the Lease) under the Lease thereupon and thereafter shall include the Existing Space and the Third Floor Expansion Space for all purposes under the Lease, as modified by this Second Amendment, and the Premises shall thereupon contain 13,612 rentable square feet, and all provisions of the Lease relating to the Premises, except as modified by this Second Amendment (and except with respect to Landlord's obligation to perform or pay for any improvements in the Premises), shall thereafter be applicable to the Existing Space and the Third Floor Expansion Space.

        5.    Effective as of the Third Floor Expansion Space Commencement Date, Tenant shall pay to Landlord, as Base Rent for the Third Floor Expansion Space only (the "Third Floor Expansion Space Base Rent"), for all periods from and after the Third Floor Expansion Space Commencement Date, the following amounts for the following periods:

          (a)  Two Hundred Eighty-Three Thousand Thirty-Six and 00/100 Dollars ($283,036.00), per annum, for the period from the Third Floor Expansion Space Commencement Date to and

  including the day immediately preceding the first (1st) anniversary of the Third Floor Expansion Space Commencement Date.

          (b)  Two Hundred Eighty-Eight Thousand Four Hundred Seventy-Nine and 00/100 Dollars ($288,479.00), per annum, for the period from the first (1st) anniversary of the Third Floor Expansion Space Commencement Date to and including the day immediately preceding the second (2nd) anniversary of the Third Floor Expansion Space Commencement Date.

          (c)  Two Hundred Ninety-Three Thousand Nine Hundred Twenty-Two and 00/100 Dollars ($293,922.00), per annum, for the period from the second (2nd) anniversary of the Third Floor Expansion Space Commencement Date to and including the day immediately preceding the third (3rd) anniversary of the Third Floor Expansion Space Commencement Date.

          (d)  Two Hundred Ninety-Nine Thousand Three Hundred Sixty-Five and 00/100 Dollars ($299,365.00), per annum, for the period from the third (3rd) anniversary of the Third Floor Expansion Space Commencement Date to and including the clay immediately preceding the fourth (4th) anniversary of the Third Floor Expansion Space Commencement Date.

          (e)  Three Hundred Four Thousand Eight Hundred Eight and 00/100 Dollars ($304,808.00), per annum, for the period from the fourth (4th) anniversary of the Third Floor Expansion Space Commencement Date to and including the Expiration Date (as defined in the Lease).

Nothing herein shall affect in any way the Base Rent for the Existing Space, which Tenant shall continue to pay in accordance with the Lease.

        6.    Effective as of the Third Floor Expansion Space Commencement Date, for the Third Floor Expansion Space only, for all periods from and after the Third Floor Expansion Space Commencement Date, (i) Tenant's Share (as defined in the Lease) shall equal eight and four tenths percent (8.4%), and (ii) the Base Year (as defined in the Lease) shall be the calendar year 2003. Nothing herein shall affect in any way Tenant's Share and the Base Year with respect to the Existing Space, which shall remain as provided in the Lease.

        7.    Upon the execution of this Second Amendment, Tenant agrees to post an irrevocable letter of credit for the Third Floor Expansion Space in an amount equal to Three Hundred Thousand Eighteen and 00/100 Dollars ($300,018.00) (the "Additional Security"). The Additional Security shall be in the form and contain the terms and conditions required under Section 5.05 of the Original Lease. The Security Deposit shall be increased by the Additional Security such that the total Security Deposit is Three Hundred Forty Thousand Eighteen and 00/100 Dollars ($340,018.00). So long as Tenant is not then in default under the Lease and has not been in default under the Lease during the preceding twelve (12) months, and Landlord has not applied any part of the Security Deposit, then (i) on the first (1st) anniversary of the Date of this Second Amendment, the Security Deposit shall be reduced to Two Hundred Fifty-Five Thousand Fourteen and 00/100 Dollars ($255,014.00); (ii) on the second (2nd) anniversary of the Date of this Second Amendment, the Security Deposit shall be reduced to One Hundred Seventy Thousand Nine and 00/100 Dollars ($170,009.00); and (iii) on the third (3rd) anniversary of the Date of this Second Amendment, the Security Deposit shall be reduced to Eighty Five Thousand Five and 00/100 Dollars ($85,005.00).

        8.    Tenant represents and warrants to Landlord that Tenant has not (i) dealt with any party to whom a commission might be owing in connection with this Second Amendment or (ii) entered into a written or oral agreement wherein it incurred a commission obligation in connection with this Second Amendment, except as may be alleged in connection with its contracts with Broker (as defined in the Lease), and shall indemnify, defend and hold harmless Landlord from and against the claim of any party other than Broker claiming a commission owing due to its dealing, agreement or contract with Tenant in connection with this Second Amendment. Landlord shall pay any commission, payable to Broker in connection with this Second Amendment under a separate agreement or agreements, and shall indemnify, defend and hold harmless Tenant from and against any claim by or through Broker for any commission or other compensation in connection with this Second Amendment.

        9.    If there is any conflict between the terms and provisions of the Lease and the terms and provisions of this Second Amendment, the terms and provisions of this Second Amendment shall prevail. Landlord and Tenant ratify and affirm the Lease as modified by this Second Amendment. Except as modified by this Second Amendment, the Lease shall remain unmodified, in full force and effect. Except as herein otherwise expressly provided, or except as the terms of the Lease may be in conflict with or inconsistent with the terms of this Second Amendment, all of the terms, covenants and provisions of the Lease are hereby incorporated into and made a part of this Second Amendment as if fully set forth herein.

        10.  Landlord represents and warrants to Tenant that Landlord owns the Building and has the authority to enter into this Second Amendment.

        11.  Tenant represents and warrants to Landlord and Landlord represents and warrants to Tenant, that the execution and delivery of and performance under this Second Amendment are within its powers and have been duly authorized by all requisite corporation action or partnership action, as applicable.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment on the day and year first above written:

EXECUTIVE TERRACE INVESTORS, L.P.,
By:	Bergen of Executive Terrace, Inc., its general partner
By:	/s/ CHARLES J. DAVIDSON Name: Charles J. Davidson Title: Senior Vice President
VERSICOR INC.
By:	/s/ DOV GOLDSTEIN Name: Dov Goldstein, M.D. Title: CFO

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  Execution
  Exhibit 10.39
SECOND AMENDMENT TO LEASE